Exhibit 2.10

Moscow Stock Exchange CJSC
(name of the registering organization)

(signature of authorized person of the registering organization)

MODIFICATIONS TO THE EXCHANGE-TRADED BOND PROGRAM

Mobile TeleSystems Public Joint-Stock Company

(full company name of the issuer )

exchange-traded documentary interest-bearing non-convertible bonds(1) payable to bearer and subject to mandatory deposit with a total nominal value of all issues of exchange-traded bonds placed under the exchange-traded bond program, up to and inclusive of 200,000,000,000 (two hundred billion) Russian rubles or an equivalent of this amount in foreign currency with a maturity date of which occurs no later than on the 5,460 (Five thousand four hundred and sixtieth) day from the flotation start date for exchange bonds  placed under the exchange-traded bond program through public subscription

Exchange-traded bond series: 001P

(to indicate the identification signs of bonds placed under the bond program)

Identification number of the Exchange-Traded Bond Program

4	-	0	4	7	1	5	-	A	-	0	0	1	P	-	0	2	E

The date of assigning ID to the Exchange-Traded Bond Program

“27” July 2016.

Modifications are introduced by resolution of the Board of Directors of Mobile TeleSystems Public Joint-Stock Company

(issuer’s governing body that decided to modify the bond program)

passed on “25” June 2020, Minutes of “25” June 2020 No.299.

(1)         Documentary bonds with mandatory centralized storage, the issue of which will be registered or the issue of which is assigned an identification number and the placement of which did not begin until 01.01.2020 ( before the date of entry into force of Federal Law No. 514-FZ of 27.12.2018), are recognized as non-documentary bonds with centralized registration of rights, the rights of the owners of which are fixed in the decision on their issue. Centralized accounting of the rights to such bonds is carried out by the depository specified in the decision on their issue as the depository that performs their mandatory centralized storage.

Issuer’s location (in according with the Charter): Moscow, Russian Federation

President acting on the basis of the Charter

Kornya A.V.
(Full name)

/s/ Kornya A.V
(signature)

03.07.2020
(signature date)

Introduce changes on the title page of the  Exchange-Traded Bond Program

Text of the revised edition:	Text of the new edition as amended:
inclusive of 200,000,000,000 (two hundred billion) Russian rubles or an equivalent of this amount in foreign currency	inclusive of 400,000,000,000 (four hundred billion) Russian rubles or an equivalent of this amount in foreign currency

To modify Section 6. The maximum sum of the nominal values of Exchange-Traded Bonds that can be placed under the Bond Program

Text of the revised edition:	Text of the new edition as amended:

The maximum sum of the nominal values of Exchange-Traded Bonds that can be placed under the Bond Program is 200,000,000,000 (Two hundred billion) Russian rubles inclusive, or the equivalent of this amount in foreign currency, calculated at the rate of the Bank of Russia on the date when the issuer’s authorized executive body decided to approve the Terms of Issue.

The maximum sum of the nominal values of Exchange-Traded Bonds that can be placed under the Bond Program is 400,000,000,000 (Four hundred billion) Russian rubles inclusive, or the equivalent of this amount in foreign currency, calculated at the rate of the Bank of Russia on the date when the issuer’s authorized executive body decided to approve the Terms of Issue.

Add the section “18. Other information that, in accordance with federal laws and this Regulation, may be specified in the decision on the issue (additional issue) of bonds” with paragraph 7 in the following wording:

7. The funds received by the Issuer from the placement of Exchange-traded Bonds will be used to finance the implementation of general corporate goals, including the implementation of the investment program and replenishment of the Issuer’s working capital.

If this is provided for by the relevant decision on the issue of securities, individual issues of Exchange-traded Bonds in the Program’s may be placed for the purpose of financing projects that comply with the principles or standards (guidelines, indicators) in the field of “green”/”social” financing of the International Capital Markets Association or the International Non-Profit Organization “Climate Bond Initiative”(CBI).

If the decision on the issue of securities provides for the placement of an Issue of Exchange-Traded Bonds for the specified purposes, additional information about such purposes and (or) projects and (or) other information provided for by regulatory acts in the field of financial markets may be specified in the relevant decision on the issue of securities.

The Issuer discloses information about the intended use of funds raised as part of the placement of such issues on the Internet page provided by one of the distributors of information on the securities market (http://www.disclosure.ru/issuer/7740000076/) in the order and terms that will be specified in the relevant decision on the issue of securities.